Exhibit 8
September 26, 2005
Kinder Morgan Management, LLC
Kinder Morgan Energy Partners, L.P.
Kinder Morgan, Inc.
500 Dallas Street, Suite 1000
Houston, Texas 77002
Ladies and Gentlemen:
We have acted as counsel to (i) Kinder Morgan Management, LLC, a Delaware limited liability company (the “Company”), in connection with the proposed offering by the Company from time to time of up to an aggregate amount of $2,000,000,000 of shares representing limited liability company interests (such shares to be sold, the “Shares”) of the Company; (ii) Kinder Morgan Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the proposed sale by the Partnership of limited partnership interests denominated as i-units (such units to be sold, the “i-units”) to the Company for a portion of the net proceeds of the offering of the Shares; and (iii) Kinder Morgan, Inc., a Kansas corporation (“KMI”), in connection with the obligation (the “Purchase Obligation”) of KMI to purchase Shares in certain circumstances as specified in the Purchase Provisions attached as Annex B to and made a part of the Second Amended and Restated Limited Liability Company Agreement of the Company. A post-effective amendment to a Registration Statement on Form S-3 (Registration Nos. 333-102962, 333-102962-01 and 333-102962-02) (as amended, the “Registration Statement”) is being filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), (1) by the Company with respect to the Shares, (2) by the Partnership with respect to the i-units to be sold by the Partnership to the Company, and (3) by KMI with respect to the Purchase Obligation.
We have examined originals or copies of the Registration Statement and such other documents and records as we have deemed necessary and relevant for the purposes hereof. In addition, we have relied on certificates of officers of Kinder Morgan G.P., Inc., the general partner of the Partnership, the Company and of public officials and others as to certain matters of fact relating to this opinion and have made such investigation of law as we have deemed necessary and relevant as a basis hereof. In such examination and investigation, we have assumed the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, the conformity to authentic original documents and records of all documents and records submitted to us as copies, the due execution and delivery of all documents by the parties thereto and the truthfulness of all statements of fact contained therein.

Kinder Morgan Management, LLC
September 26, 2005

Based on the foregoing, all statements of legal conclusions in the Registration Statement under the caption “Material Tax Considerations,” unless otherwise noted, constitute our opinion with respect to the matters set forth therein as of the effective date of the Registration Statement.
We hereby consent to the filing of this opinion with the Commission as Exhibit 8 to the Registration Statement and to the references to our firm under the heading “Material Tax Considerations” in the prospectus included in the Registration Statement. By giving such consent, we do not admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations thereunder.

Very truly yours, /s/ Bracewell & Giuliani LLP Bracewell & Giuliani LLP